Exhibit 99.1

FOR IMMEDIATE RELEASE
May 27, 2020

Tandy Leather Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

FORT WORTH, TEXAS – April 7, 2020 (GLOBE NEWSWIRE) – On May 19, 2020, Tandy Leather Factory, Inc. (the “Company,” NASDAQ: TLF) received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2020, the Company is not in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1).  As previously disclosed, Nasdaq Listing Rule 5250(c)(1), in pertinent part, requires the Company to timely file all required periodic reports with the Securities and Exchange Commission.  The Company previously reported the receipt of prior notices of delinquency from Nasdaq, which related to the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30 and September 30, 2019 and the Annual Report on Form 10-K for the year ended December 31, 2019.

As previously reported, on May 1, 2020, the Company received a letter from Nasdaq informing the Company that Nasdaq’s Hearings Panel (the “Panel”) had granted the Company’s request to remain listed on Nasdaq, subject to the Company filing all current and overdue quarterly and annual reports with the Securities and Exchange Commission on or before August 10, 2020.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 114 North American stores located in 42 US states and 7 Canadian provinces, and one International store located in Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes